UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
_________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 3, 2011
__________________________

WorldGate Communications, Inc.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	000-25755	23-2866697
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

3800 Horizon Blvd., Suite 103
Trevose, Pennsylvania 19053
(Address of Principal Executive Offices) (Zip Code)

(215) 354-5100
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2011, Gregory Provenzano tendered his resignation as a director of WorldGate Communications, Inc. (the “Company”) effective immediately.

Pursuant to the Registration Rights and Governance Agreement, dated as of April 6, 2009, by and among the Company, WGI Investor LLC (“WGI”) and ACN Digital Phone Service, LLC, WGI has the right to designate four of the Company’s seven directors for nomination by the Company’s board of directors.  Mr. Provenzano was one of the directors designated by WGI and Ms. Jones was designated by WGI to replace Mr. Provenzano on the Company’s board of directors. On February 3, 2011, the board of directors of the Company appointed Colleen Jones as a director of the Company effective immediately. Ms. Jones has not been appointed to any committees of the Company’s board of directors.

Ms. Jones has served as Global Vice President, General Counsel and Secretary of ACN, Inc. (“ACN”) since 2003, and as general counsel to WGI since its formation in 2008.  Ms. Jones has practiced law for over 25 years, serving as chief legal officer in corporations and as a partner at large international law firms.  Her legal expertise includes general corporate and commercial domestic and international transactional work for both publicly- and privately-held companies, with her primary focus in the telecommunications and technology sectors.  As a result of her relationship with WGI and ACN, Ms. Jones may be deemed to have a direct or indirect interest in the transactions involving WGI, ACN and their respective affiliates, which are disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission.

As approved by the Company’s board of directors on April 29, 2009, Ms. Jones will receive $20,000 annual compensation for her service as a director.  Ms. Jones will be eligible to participate in all non-management director compensation plans or arrangements available to the Company’s directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Dated: February 9, 2011	By:	/s/ Christopher V. Vitale
	Name:	Christopher V. Vitale
	Title:	Senior Vice President, Legal and Regulatory, General Counsel and Secretary